Exhibit 99.1

Emerald Holding’s Board of Directors Authorizes $20 Million Share Repurchase Program

NEW YORK--(BUSINESS WIRE)—October 5, 2020 Emerald Holding, Inc. (NYSE: EEX) (“Emerald”) today announced that its Board of Directors has approved the repurchase of up to an aggregate of $20 million of its Common Stock.

"Based on current market prices, we believe that the repurchase program is in the best interests of our shareholders,” commented Brian Field, Emerald’s Interim President and Chief Executive Officer.

The repurchases will be made from time to time on the open market at prevailing market prices. The repurchase program is expected to continue through the end of 2021, unless extended or shortened by the Board of Directors.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements. These statements involve risks and uncertainties, including, but not limited to, governmental, economic and public health factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. In particular, the Company is subject to risks associated with, but not limited to, the impact of coronavirus/ COVID-19 on Emerald’s business, the Company’s ability to recover proceeds under its current event cancellation insurance policy and the timing and amount of any such recoveries, its managing of its business to reduce expenses, preserve cash and strengthen its liquidity position, and the positioning of Emerald to successfully weather the dislocation that it is experiencing due to COVID-19. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Holding, Inc.
David Doft
Chief Financial Officer
1-866-339-4688 (866EEXINVT)
Investor.relations@emeraldx.com

Source: Emerald Holding, Inc.